As filed with the Securities and Exchange Commission on January 5, 2011
Registration Statement No. 333-162794

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Art Technology Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	04-3141918
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
One Main Street
Cambridge, Massachusetts 02142
(617) 386-1000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Dorian Daley
President and Chief Executive Officer
Art Technology Group, Inc.
One Main Street
Cambridge, Massachusetts 02142
(617) 386-1000
(Address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Julia K. Cowles, Esq.
Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, California 94025
(650) 752-2000

     Approximate date of commencement of proposed sale to the public: Not Applicable
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
The Registration Statement on Form S-3 (Registration No. 333-162794) (the “Registration Statement”) of the Registrant, pertaining to the registration of up to $250,000,000 in aggregate offering price of the common stock, preferred stock, warrants and debt securities of the Registrant (collectively, the “Registrant Securities”), to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on November 2, 2009.
Oracle Corporation, a Delaware corporation (“Oracle”), Amsterdam Acquisition Sub Corporation, a Delaware corporation and wholly-owned subsidiary of Oracle (“Merger Sub”), and the Registrant entered into an Agreement and Plan of Merger, dated as of November 2, 2010 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub would be merged with and into the Registrant, the Registrant would become a wholly-owned subsidiary of Oracle, and all outstanding shares of the Registrant’s common stock would be converted into the right to receive $6.00 in cash (these actions are collectively referred to as the “Merger”).
On January 4, 2011, the Registrant held a special meeting of stockholders at which the Registrant’s stockholders adopted the Merger Agreement. The Merger became effective following the filing of Certificate of Merger with the Secretary of State of the State of Delaware on January 5, 2011(the “Effective Time”).
As a result of the Merger, the Registrant has terminated all offerings of Registrant Securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any Registrant Securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration all Registrant Securities registered under the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Redwood City, State of California, on January 5, 2011.

ART TECHNOLOGY GROUP, INC.
By:	/s/ Dorian Daley
Dorian Daley
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

SIGNATURE	TITLE	DATE

/s/ Dorian Daley	President and Chief Executive Officer	January 5, 2011
Dorian Daley	(principal executive officer)

/s/ Jeff Epstein	Chief Financial Officer	January 5, 2011
Jeff Epstein	(principal financial and accounting officer)

/s/ Thomas Angioletti	Director	January 5, 2011
Thomas Angioletti